Exhibit 99.1

American Oriental Bioengineering Reports
Fourth Quarter and Full Year 2009 Financial Results

New York, March 15, 2010 – American Oriental Bioengineering, Inc. (NYSE: AOB), (“the Company” or “AOBO”), a pharmaceutical company dedicated to improving health through the development, manufacture and commercialization of a broad range of prescription and over the counter (“OTC”) products, today announced financial results for the fourth quarter and fiscal year ended December 31, 2009.

Fourth Quarter 2009 Financial Performance
Revenue in the fourth quarter of 2009 increased 3.9% year over year to $100.0 million from $96.3 million, reflecting continued demand for the Company’s core prescription and OTC pharmaceutical products.
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Revenue from pharmaceutical products increased 4.8% to $85.0 million from $81.2 million in the prior year’s fourth quarter, driven by increased demand for the Jinji Series of products, Shuanghuanglian Injection Powder, the Cease Enuresis Soft Gel and Patch, as well as the newly-launched products such as YuYeQingHuo Capsules and Shedanchan beiye.  Revenue from prescription pharmaceutical products increased 56.2% to $44.6 million from $28.5 million in the prior year, reflecting a year over year increase in sales from prescription formulated Jinji capsule, Boke and CCXA products.  The overall increase in sales was also supported by continuous marketing efforts, an increase in new product offerings, as well as expansion of coverage to previously unaddressed rural markets.  OTC pharmaceutical products generated $40.4 million in revenue during the fourth quarter of 2009, in comparison to $52.6 million in the prior year’s period, reflecting lower sales performance of Jinji Yimucao, a drug included in China’s Essential Drug list, as distributors reduced orders in anticipation of price reductions in government tenders, starting in the fourth quarter.

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Nutraceutical products generated revenue of approximately $11.4 million in the fourth quarter of 2009, up 18.7% from $9.6 million in the prior year period, reflecting increased sales of new beverage products launched in the beginning of 2009.

•	The Company generated $3.6 million from its distribution business, Nuo Hua, in the fourth quarter of 2009.

Gross profit in the fourth quarter of 2009 was $52.6 million compared to $60.0 million in the fourth quarter of 2008. Gross margin was 52.6%, compared to 62.4% in the prior year period, reflecting continued revenue mix shift to CCXA’s generic product sales as well as increasing raw material prices.

Operating income in the fourth quarter of 2009 increased 28.5% to $14.9 million compared with $11.6 million in the prior year period.  Selling and marketing expenses decreased 17.4% to $14.1 million from $17.1 million in the prior year period, and advertising expense decreased 22.7% to $9.5 million in the fourth quarter of 2009, compared to $12.3 million in the prior year period.  Research and development expenses increased to $6.7 million compared with $0.6 million in the prior year, reflecting the Company’s efforts in R&D activities including the setup of the centralized R&D centre in Beijing, China in 2009.  General and administrative expenses increased 35.5% to $6.5 million from $4.8 million in the prior year period, primarily driven by increased expenses on optimizing the management team in view of the changing market environment and on the accounting-related professional fees resulting from the increased number of subsidiaries being audited and additional audit fees.

Net income attributable to controlling interest for the fourth quarter of 2009 was $11.7 million, compared to $7.8 million in the prior year period.  Excluding $1.4 million of interest expense on convertible securities, $0.2 million of amortized financing costs related to the Company's outstanding convertible notes and $0.3 million capitalization of debt interest, the Company's net income attributable to controlling interest was $0.14 per diluted share, reflecting an increase of approximately 40.0% compared to $0.10 per diluted share in the same period of 2008.

2009 Financial Performance
Revenue for the fiscal year 2009 increased 11.9% to $296.2 million from $264.6 million in 2008.  During the same time period, gross profit decreased by 3.9% to $166.8 million from $173.6 million in the year 2008.  Prescription pharmaceutical products generated revenue of $115.8 million, up 32.4% from $87.4 million in the year 2008, and OTC pharmaceutical products generated revenue of $128.4  million, down 6.6% from $137.5 million in 2008.  The CCXA and Boke businesses contributed revenue of $34.9 million and $49.0 million, respectively, during the fiscal year 2009, compared with $24.8 million and $38.2 million in 2008.  Revenue from CCXA and Boke increased by 40.8% and 28.2%, respectively, compared to the prior year, reflecting sustainable growth of the subsidiaries. Revenue from nutraceutical products increased 14.2% to $39.1 million from $34.3 million in the year before.  Revenue from Nuo Hua’s distribution business was $12.9 million compared to $5.5 million in 2008.

Operating income in the year 2009 was $58.8 million compared to $63.5 million in the year 2008.  Net income attributable to controlling interest for the year 2009 was $41.4 million, compared to $47.1 million in the prior year period.  Excluding $5.8 million of interest expense on convertible securities, $0.9 million of amortized financing costs related to the Company's outstanding convertible notes and $0.8 million capitalization of debt interest, the Company's net income attributable to controlling interest was $0.53 per diluted share.

Balance Sheet
As of December 31, 2009, the Company had $94.4 million in cash and cash equivalents, including restricted portions,and generated approximately $25.4 million of operating cash flow during the year of 2009. Working capital was $130.9 million in 2009, reflecting an increase of 50.4% compared to $87.1 million in 2008. Accounts receivable turnover days was 58 and inventory turnover days was 32 in 2009.

Mr. Tony Liu, Chairman and Chief Executive Officer of American Oriental Bioengineering, commented, “We are very pleased with our 2009 performance despite the increasingly challenging economic environment worldwide and China’s rapidly changing regulatory environment.  In 2009, we expanded our product portfolio, strengthened our leading brands and diversified our operations.  Going into 2010, we’ll continue to strengthen our core competencies in production, sales and marketing and distribution reach, and we’ll particularly focus on R&D efforts to ensure that we are well-prepared to capture the tremendous amount of opportunities in China’s dynamic healthcare sector.”

Conference Call
The Company will hold a conference call at 8:00 am ET on Monday, March 15, 2010, to discuss its results.  Listeners may access the call by dialing 1-800-261-3417 or 1-617-614-3673 for international callers, access code: 25821500.  A webcast will also be available through AOBO's website at www.bioaobo.com.  A replay of the call will be available through March 22, 2010.  Listeners may access the replay by dialing 1-888-286-8010 or 1-617-801-6888 for international callers, access code: 59269795.

About American Oriental Bioengineering, Inc.
American Oriental Bioengineering, Inc. is a pharmaceutical company dedicated to improving health through the development, manufacture and commercialization of a broad range of prescription and over the counter products.

Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements.  The economic, competitive, governmental, technological and other factors identified in the Company's filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2009, may cause actual results or events to differ materially from those described in the forward looking statements in this press release.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

For more information, please contact:

     Integrated Corporate Relations, Inc.
     Ashley M. Ammon
     Tel:   +1-646-277-1200

AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	THREE MONTHS ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2009	2008	2009	2008

Revenues	$100,032,887	$96,270,506	$296,150,780	$264,643,058

Cost of sales	47,425,009	36,222,784	129,367,775	91,031,274
GROSS PROFIT	52,607,878	60,047,722	166,783,005	173,611,784

Selling and marketing expenses	14,142,993	17,117,853	40,996,370	39,774,330
Advertising costs	9,536,612	12,342,238	31,896,992	34,102,538
Research and development costs	6,652,704	602,868	7,922,357	1,528,991
General and administrative expenses	6,457,024	4,765,273	21,168,566	18,074,956
Depreciation and amortization expenses	920,037	1,371,108	6,038,625	4,383,215
Purchased in-process research and development expenses	-	12,255,248	-	12,255,248
Total operating expenses	37,709,370	48,454,588	108,022,910	110,119,278

INCOME FROM OPERATIONS	14,898,508	11,593,134	58,760,095	63,492,506

Equity in earnings (loss) from unconsolidated entities	2,374,211	(542,395)	2,075,139	(1,132,986)
Interest income (expense), net	(1,440,239)	(1,414,233)	(5,746,382)	(2,571,015)
Other expenses	(405,558)	199,731	(569,661)	(65,843)
INCOME BEFORE INCOME TAXES	15,426,922	9,836,237	54,519,191	59,722,662
Income tax	3,753,893	1,980,173	13,216,986	12,635,472

NET INCOME	11,673,029	7,856,064	41,302,205	47,087,190

Net income (loss) attribute to non-controlling interest	(79)	27,575	118,945	(27,575)

NET INCOME ATTRIBUTE TO CONTROLLING INTEREST	11,673,108	7,828,489	41,421,150	47,059,615

OTHER COMPREHENSIVE INCOME	706,638	24,474	1,362,038	15,767,870

COMPREHENSIVE INCOME	$12,379,746	$7,852,963	$42,783,188	$62,827,485

EARNINGS PER COMMON SHARE
Basic	$0.16	$0.10	$0.56	$0.62
Diluted	$0.14	$0.10	$0.53	$0.61

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	74,673,067	74,566,818	74,612,602	76,504,035
Diluted	89,494,201	86,915,928	89,286,621	82,254,185

AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	DECEMBER 31,	DECEMBER 31,
	2009	2008

CURRENT ASSETS
Cash and cash equivalents	$91,126,486	$68,060,769
Restricted Cash	3,298,379	2,575,741
Accounts receivable, net	57,215,978	36,982,167
Inventories, net	10,015,711	13,042,123
Advances to suppliers and prepaid expenses	13,901,180	3,593,979
Notes receivable	288,476	708,076
Refundable deposit	-	6,396,996
Deferred tax assets	824,451	347,216
Other current assets	1,246,647	744,903
Total Current Assets	177,917,308	132,451,970

LONG-TERM ASSETS
Property, plant and equipment, net	95,468,265	98,154,443
Land use rights, net	153,604,196	148,988,870
Other long term assets	7,909,086	6,347,174
Construction in progress	28,975,386	25,385,835
Deferred tax assets	134,268	1,313,832
Other intangible assets, net	18,695,554	23,690,440
Goodwill	33,164,121	33,164,121
Investments in and advances to equity investments	57,325,887	54,963,064
Unamortized financing costs	3,287,694	4,215,983
Total Long-Term Assets	398,564,457	396,223,762

TOTAL ASSETS	$576,481,765	$528,675,732

LIABILITIES AND SHAREHOLDERS’ EQUITY

	DECEMBER 31,	DECEMBER 31,
	2009	2008

CURRENT LIABILITIES
Accounts payable	$7,497,143	$12,287,887
Notes payables	3,392,575	3,262,877
Other payables and accrued expenses	22,320,757	19,766,652
Taxes payable	947,338	420,671
Short-term bank loans	10,384,368	7,140,148
Current portion of long-term bank loans	60,108	58,659
Other liabilities	2,199,280	2,253,440
Deferred tax liabilities	172,473	178,931
Total Current Liabilities	46,974,042	45,369,265

LONG-TERM LIABILITIES
Long-term bank loans,net of current portion	743,957	804,521
Long-term notes payable	-	269,908
Deferred tax liabilities	15,961,465	17,635,511
Unrecognized tax benefits	2,746,561	-
Convertible Notes	115,000,000	115,000,000
Total Long-Term Liabilities	134,451,983	133,709,940
TOTAL LIABILITIES	181,426,025	179,079,205

EQUITY
SHAREHOLDERS’ EQUITY

Preferred stock, $0.001 par value; 2,000,000 shares authorized; 1,000,000 shares issued and outstanding at December 31, 2009 and December 31, 2008, respectively	1,000	1,000
Common stock, $0.001 par value; 150,000,000 shares authorized; 78,321,439 and 78,249,264 shares issued and outstanding at December 31, 2009 and December 31, 2008, respectively.	78,321	78,249
Common stock to be issued	388,000	376,335
Prepaid forward repurchase contract	(29,998,616)	(29,998,616)
Additional paid-in capital	199,829,921	197,046,688
Retained earnings (the restricted portion of retained earnings is
$23,757,901 at December 31, 2009 and $19,924,918 at December 31, 2008, respectively)	191,173,754	149,752,604
Accumulated other comprehensive income	33,050,224	31,688,186
Total Shareholders’ Equity	394,522,604	348,944,446
Non-controlling Interest	533,136	652,081
TOTAL EQUITY	395,055,740	349,596,527
TOTAL LIABILITIES AND EQUITY	$576,481,765	$528,675,732

Working capital	130,943,266	87,082,705